Item 77C
           Submission of matters to a vote of security holders

(a)  The Special Meeting of Shareholders was held on April 6, 1998.

(b)  The name of the directors elected at the meeting are:
     Charles vK. Carlson
     William E. Carlson
     David T. Fu
     Michael J. Fusting
     Michael T. Godack
     Richard Hynson, Jr.

     No other directors are currently in office.

(c)  The following matters were voted upon:

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
                                 Proposal                                              Affirmative Votes           Negative Votes

1.   To elect six directors to serve until their successors have been duly elected and shall qualify:
          Charles vK. Carlson                                                              5,347,216                   73,690
          William E. Carlson                                                               5,347,359                   73,547
          David T. Fu                                                                      5,347,359                   73,547
          Michael J. Fusting                                                               5,347,607                   73,299
          Michael T. Godack                                                                5,349,614                   71,292
          Richard Hynson, Jr.                                                              5,349,614                   71,292

2.   Approval of new investment advisory agreement.                                        5,164,631                   82,856

3.   Ratification of selection of auditors.                                                5,260,858                   32,815

4a.  Modification of the Fund's fundamental policies
     relating to the diversification of the Fund's assets.                                 4,457,187                  145,358

4b.  Modification of the fundamental policy relating to
     investments in real estate.                                                           4,495,336                  112,659

4c.  Elimination of the fundamental policy relating to the
     purchase of shares of other investment companies.                                     4,368,726                  221,732

4d.  Modification of the fundamental policy relating to the
     purchase and sale of debt securities.                                                 4,410,455                  177,884

4e.  Elimination of the fundamental policy restricting the
     purchase of securities if an officer or director of the Fund
     owns certain securities issued by the same issuer.                                    4,234,872                  353,564

5.   Amendment of certificate of incorporation to increase the
     authorized number of shares to 60,000,000.                                            4,991,855                  213,398

6.   Other business.                                                                       5,022,546                  138,353


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